Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Pam Erickson
781.522.5822
For Immediate Release

Raytheon Reports Solid First Quarter 2015 Results

•	EPS from continuing operations of $1.78; Adjusted EPS[1] of $1.26

•	Reported operating margin of 15.9 percent; Adjusted Operating Margin[1] of 11.5 percent

•	Net sales of $5.3 billion

•	As previously announced, increased annual dividend by 10.7 percent to $2.68 per share

•	Raised guidance to reflect the previously announced eBorders settlement
__________________________________________________________________________________________________

WALTHAM, Mass., (April 23, 2015) - Raytheon Company (NYSE: RTN) announced first quarter 2015 EPS from continuing operations of $1.78 compared to $1.87 in the first quarter 2014. First quarter 2015 Adjusted EPS was $1.26 per diluted share compared to $1.43 per diluted share in the first quarter 2014. First quarter 2015 Adjusted EPS excluded a $0.42 favorable impact for the previously announced eBorders settlement with the U.K. Home Office and a favorable FAS/CAS Adjustment of $0.10. First quarter 2014 Adjusted EPS excluded a $0.25 favorable tax impact from cash repatriation in the first quarter 2014 and a favorable FAS/CAS Adjustment of $0.18.
"Raytheon's solid first quarter financial performance is a testament to the strength of our operating model. Our sales, earnings and cash flow were in line or ahead of our expectations," said Thomas A. Kennedy, Raytheon Chairman and CEO. "We continue to position the company for the future by successfully executing our global growth strategy and investing in key discriminating technologies."
Net sales for the first quarter 2015 were $5.3 billion compared to $5.5 billion in the first quarter 2014.
Operating cash flow from continuing operations for the first quarter 2015 was $55 million compared to $659 million for the first quarter 2014. The change in operating cash flow from continuing operations in the first quarter 2015 was primarily due to the timing of collections.
_____________________________
1 Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders, and Adjusted Operating
Margin is total operating margin; in each case, excluding the impact of the FAS/CAS Adjustment, and from time to time, certain other items. First quarter 2015 Adjusted Income and Adjusted EPS also excluded the $181 million pretax ($131 million after-tax) and $0.42 impact, respectively, for the eBorders settlement. Adjusted EPS and Adjusted Operating Margin are non-GAAP financial measures. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.

Summary Financial Results

	1st Quarter		%
($ in millions, except per share data)	2015	2014	Change

Bookings	$4,471	$4,293	4.1%
Net Sales	$5,288	$5,508	-4.0%
Income from Continuing Operations attributable to Raytheon Company	$551	$589	-6.5%
Adjusted Income*	$388	$452	-14.2%
EPS from Continuing Operations	$1.78	$1.87	-4.8%
Adjusted EPS*	$1.26	$1.43	-11.9%
Operating Cash Flow from Continuing Operations	$55	$659
Workdays in Fiscal Reporting Calendar	61	62

* Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders, and Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders; in each case, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. First quarter 2015 Adjusted Income and Adjusted EPS excluded the favorable $181 million pretax ($131 million after-tax) and $0.42 impact, respectively, for the eBorders settlement. First quarter 2014 Adjusted Income and Adjusted EPS excluded the favorable tax impact of approximately $80 million and $0.25, respectively, resulting from cash repatriation in connection with a transaction with a foreign subsidiary in January 2014. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

In the first quarter 2015, the Company repurchased 2.8 million shares of common stock for $300 million. In addition, as previously announced, the Company's Board of Directors voted to increase the Company's annual dividend rate by 10.7 percent from $2.42 to $2.68 per share, the eleventh consecutive annual dividend increase.
The Company ended the first quarter 2015 with $1.2 billion of net debt. Net debt is defined as total debt less cash and cash equivalents and short-term investments.
As previously announced, on March 27, 2015, Raytheon Systems Limited (RSL) reached a settlement with the U.K. Home Office concluding the parties’ dispute regarding the U.K. Home Office’s July 2010 termination of RSL's eBorders contract. The settlement includes a cash payment from the U.K. Home Office to RSL of £150 million (approximately $226 million) in exchange for the resolution of all claims and counterclaims of both parties that were related to that matter. After certain expenses and consideration of the outstanding receivables, the Company recorded $181 million pretax ($131 million after-tax) in operating income from the settlement in the first quarter 2015. The cash payment was received in the second quarter 2015.
Also as previously announced, the Company signed a definitive agreement with Vista Equity Partners to form a new, jointly owned entity that will combine Websense together with Raytheon Cyber Products. The new organization will leverage Raytheon’s expertise in defense-grade cybersecurity solutions with Websense’s strong commercial market position and proven ability to defend against advanced cyberattacks. The transaction is expected to close late in the second quarter 2015.

Backlog

($ in millions)	Period Ending
	Q1 2015	Q1 2014	2014
Backlog	$32,485	$32,183	$33,571
Funded Backlog	$23,723	$22,745	$23,092

Backlog at the end of the first quarter 2015 was $32.5 billion and funded backlog was $23.7 billion, an increase of approximately $1.0 billion compared to the first quarter 2014.
Outlook
The Company has raised its financial outlook for 2015 to reflect the eBorders settlement as shown below. Charts containing additional information on the Company's 2015 outlook are available on the Company's website at www.raytheon.com/ir.

2015 Financial Outlook
	Current*	Prior (1/29/15)
Net Sales ($B)	22.3 - 22.8	22.3 - 22.8
FAS/CAS Adjustment ($M)	197	197
Interest Expense, net ($M)	(225) - (235)	(225) - (235)
Diluted Shares (M)	305 - 307	305 - 307
Effective Tax Rate	Approx. 27.0%*	Approx. 27.5%
EPS from Continuing Operations	$6.67 - $6.82*	$6.20 - $6.35
Adjusted EPS**	$5.49 - $5.64	$5.49 - $5.64
Operating Cash Flow from Continuing Operations ($B)	2.4 - 2.7*	2.3 - 2.6

* Denotes change from prior guidance. Does not include the expected impact of the joint venture that was announced on April 20, 2015 involving Raytheon Cyber Products and Websense.
** Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, 2015 Adjusted EPS guidance also excludes the full-year impact of the eBorders settlement of $0.47 and certain tax related items. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.

Segment Results
The Company's reportable segments are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); and Space and Airborne Systems (SAS).

Integrated Defense Systems
	1st Quarter
($ in millions)	2015	2014	% Change
Net Sales	$1,433	$1,481	-3%
Operating Income	$195	$226	-14%
Operating Margin	13.6%	15.3%

Integrated Defense Systems (IDS) had first quarter 2015 net sales of $1,433 million compared to $1,481 million in the first quarter 2014. The change in net sales includes lower sales on international Patriot programs nearing completion.

IDS recorded $195 million of operating income in the first quarter 2015 compared to $226 million in the first quarter 2014. The change in operating income was primarily driven by international Patriot programs nearing completion.
During the quarter, IDS booked $769 million to provide advanced Patriot air and missile defense capability for the Republic of Korea. IDS also booked $213 million to provide Patriot engineering services support for U.S. and international customers and $103 million on the Wide Area Augmentation System (WAAS) program for the Federal Aviation Administration (FAA).
As previously announced, shortly after the first quarter close IDS booked $2.0 billion to provide advanced Patriot air and missile defense capability for the Kingdom of Saudi Arabia.

Intelligence, Information and Services
	1st Quarter
($ in millions)	2015	2014	% Change
Net Sales	$1,393	$1,450	-4%
Operating Income	$285	$125	NM
Operating Margin	20.5%	8.6%
NM = Not Meaningful

Intelligence, Information and Services (IIS) had first quarter 2015 net sales of $1,393 million compared to $1,450 million in the first quarter 2014. The change in net sales was primarily driven by lower volume on training programs.
IIS recorded $285 million of operating income in the first quarter 2015 compared to $125 million in the first quarter 2014. The increase in operating income was primarily driven by the eBorders settlement, which contributed $181 million to operating income in the first quarter 2015.
During the quarter, IIS booked $551 million on a number of classified contracts.

Missile Systems
	1st Quarter
($ in millions)	2015	2014	% Change
Net Sales	$1,473	$1,574	-6%
Operating Income	$207	$208	—
Operating Margin	14.1%	13.2%

Missile Systems (MS) had first quarter 2015 net sales of $1,473 million compared to $1,574 million in the first quarter 2014. The change in net sales was primarily driven by lower volume on the Tomahawk and Standard Missile-3 (SM-3®) programs.
MS recorded $207 million of operating income in the first quarter 2015 compared to $208 million in the first quarter 2014. First quarter 2015 operating income included the favorable resolution of a contractual issue.

During the quarter, MS booked $539 million for Advanced Medium-Range Air-to-Air Missile (AMRAAM®) for the U.S. Air Force, U.S. Navy and international customers. MS also booked $231 million for Tomahawk for the U.S. Navy, $110 million for Standard Missile-6 (SM-6™) for the U.S. Navy and $92 million for the Miniature Air Launched Decoy (MALD®) for the U.S. Air Force.

Space and Airborne Systems
	1st Quarter
($ in millions)	2015	2014	% Change
Net Sales	$1,358	$1,398	-3%
Operating Income	$173	$190	-9%
Operating Margin	12.7%	13.6%

Space and Airborne Systems (SAS) had first quarter 2015 net sales of $1,358 million compared to $1,398 million in the first quarter 2014. The change in net sales included lower volume on secure communication systems programs.

SAS recorded $173 million of operating income in the first quarter 2015 compared to $190 million in the first quarter 2014. The change in operating income was primarily due to higher net program efficiencies in the first quarter 2014.
During the quarter, SAS booked $210 million on a number of classified contracts.

About Raytheon
Raytheon Company, with 2014 sales of $23 billion and 61,000 employees worldwide, is a technology and innovation leader specializing in defense, security and civil markets throughout the world. With a history of innovation spanning 93 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cyber security and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @raytheon.

Conference Call on the First Quarter 2015 Financial Results
Raytheon's financial results conference call will be held on Thursday, April 23, 2015 at 9 a.m. ET. Participants will include Thomas A. Kennedy, Chairman and CEO; Anthony F. O'Brien, vice president and CFO; and other Company executives.
The dial-in number for the conference call will be (877) 474-9506 in the U.S. or (857) 244-7559 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the Company's financial outlook, future plans, objectives, business prospects and anticipated financial performance, as well as the anticipated timing of the closing of the joint venture involving Raytheon Cyber Products and Websense. These forward-looking statements are not statements of historical facts and represent only the Company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company's dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration under the amended Budget Control Act of 2011, a government shutdown, or otherwise, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the unpredictability of timing of international bookings; the ability to comply with extensive governmental regulation and obtain approvals, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, industrial cooperation agreement obligations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company's assumptions; the risk of cost overruns, particularly for the Company's fixed-price contracts; dependence on component availability, subcontractor and partner performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company's financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; the satisfaction of closing conditions for the joint venture transactions, including receipt of regulatory approvals; and other factors as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company's use of these measures are included in this release or the attachments.

# # #

Attachment A
Raytheon Company
Preliminary Statement of Operations Information
First Quarter 2015

(In millions, except per share amounts)	Three Months Ended
	29-Mar-15	30-Mar-14

Net sales	$5,288	$5,508
Operating expenses
Cost of sales	3,833	4,161
General and administrative expenses	615	559
Total operating expenses	4,448	4,720
Operating income	840	788
Non-operating (income) expense, net
Interest expense	58	51
Interest income	(4)	(3)
Other (income) expense, net	(2)	—
Total non-operating (income) expense, net	52	48
Income from continuing operations before taxes	788	740
Federal and foreign income taxes	234	147
Income from continuing operations	554	593
Income (loss) from discontinued operations, net of tax	—	7
Net income	554	600
Less: Net income attributable to noncontrolling
interests in subsidiaries	3	4
Net income attributable to Raytheon Company	$551	$596

Basic earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.79	$1.87
Income (loss) from discontinued operations, net of tax	—	0.02
Net income	1.79	1.89

Diluted earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.78	$1.87
Income (loss) from discontinued operations, net of tax	—	0.02
Net income	1.79	1.89

Amounts attributable to Raytheon Company common
stockholders:
Income from continuing operations	$551	$589
Income (loss) from discontinued operations, net of tax	—	7
Net income	$551	$596

Average shares outstanding
Basic	308.2	315.0
Diluted	308.6	315.8

Attachment B
Raytheon Company
Preliminary Segment Information
First Quarter 2015

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Three Months Ended		Three Months Ended		Three Months Ended
	29-Mar-15	30-Mar-14	29-Mar-15	30-Mar-14	29-Mar-15	30-Mar-14

Integrated Defense Systems	$1,433	$1,481	$195	$226	13.6%	15.3%
Intelligence, Information and Services	1,393	1,450	285	125	20.5%	8.6%
Missile Systems	1,473	1,574	207	208	14.1%	13.2%
Space and Airborne Systems	1,358	1,398	173	190	12.7%	13.6%
FAS/CAS Adjustment	—	—	49	87
Corporate and Eliminations	(369)	(395)	(69)	(48)
Total	$5,288	$5,508	$840	$788	15.9%	14.3%

Attachment C
Raytheon Company
Other Preliminary Information
First Quarter 2015

(In millions)	Funded Backlog		Total Backlog
	29-Mar-15	31-Dec-14	29-Mar-15	31-Dec-14

Integrated Defense Systems	$9,174	$8,939	$11,462	$11,495
Intelligence, Information and Services	2,849	2,902	5,510	5,877
Missile Systems	7,302	6,992	9,191	9,269
Space and Airborne Systems	4,398	4,259	6,322	6,930
Total	$23,723	$23,092	$32,485	$33,571

	Bookings
	Three Months Ended
	29-Mar-15	30-Mar-14

Total Bookings	$4,471	$4,293

	General and Administrative Expenses
	Three Months Ended
	29-Mar-15	30-Mar-14

Administrative and selling expenses	$473	$448
Research and development expenses	$142	$111
Total general and administrative expenses	$615	$559

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
First Quarter 2015

(In millions)
	29-Mar-15	31-Dec-14
Assets
Current assets
Cash and cash equivalents	$2,906	$3,222
Short-term investments	1,234	1,497
Contracts in process, net	5,223	4,985
Inventories	506	414
Prepaid expenses and other current assets	372	174
Total current assets	10,241	10,292

Property, plant and equipment, net	1,906	1,935
Goodwill	13,060	13,061
Other assets, net	2,591	2,612
Total assets	$27,798	$27,900

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$1,944	$2,284
Accounts payable	1,141	1,250
Accrued employee compensation	905	1,059
Accrued income taxes	346	31
Other accrued expenses	1,299	1,306
Total current liabilities	5,635	5,930

Accrued retiree benefits and other long-term liabilities	6,926	6,919
Long-term debt	5,331	5,330

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	1,040	1,309
Accumulated other comprehensive loss	(7,353)	(7,458)
Retained earnings	16,017	15,671
Total Raytheon Company stockholders' equity	9,707	9,525
Noncontrolling interests in subsidiaries	199	196
Total equity	9,906	9,721
Total liabilities and equity	$27,798	$27,900

Attachment E
Raytheon Company
Preliminary Cash Flow Information
First Quarter 2015

(In millions)	Three Months Ended
	29-Mar-15	30-Mar-14

Net income	$554	$600
(Income) loss from discontinued operations, net of tax	—	(7)
Income from continuing operations	554	593

Depreciation	73	73
Amortization	34	34
Working capital (excluding pension and income taxes)*	(1,132)	(530)
Other long-term liabilities	(5)	(12)
Pension and other postretirement benefit plans	267	180
Other, net	264	321
Net operating cash flow from continuing operations	$55	$659

Supplemental Cash Flow Information

Capital spending	$(55)	$(39)
Internal use software spending	(13)	(12)
Acquisitions	(6)	—
Purchases of short-term investments	(148)	(1,345)
Sales of short-term investments	135	457
Maturities of short-term investments	250	400
Dividends	(186)	(174)
Repurchases of common stock under stock repurchase programs	(300)	(200)

* Working capital (excluding pension and income taxes) is a summation of changes in: contracts in process, net and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Consolidated Statements of Cash Flows.

Attachment F
Raytheon Company
Non-GAAP Financial Measures - Adjusted EPS, Adjusted Income and Adjusted Operating Margin
First Quarter 2015

Adjusted EPS Non-GAAP Reconciliation	2015	2015
(In millions, except per share amounts)	Current Guidance	Prior Guidance
Three Months Ended	Low end	High end	Low end	High end
29-Mar-15	30-Mar-14	of range	of range	of range	of range
Diluted EPS from continuing operations attributable to Raytheon Company common stockholders	$1.78	$1.87	$6.67	$6.82	$6.20	$6.35
Per share impact of the FAS/CAS Adjustment (A)	(0.10)	(0.18)	(0.42)	(0.42)	(0.42)	(0.42)
Per share impact of the eBorders settlement (B)	(0.42)	—	(0.47)	(0.47)	—	—
Per share impact of the tax benefit of cash repatriation (C)	—	(0.25)	—	—	—	—
Per share impact of the expected IRS tax settlement (D)	—	—	(0.29)	(0.29)	(0.29)	(0.29)
Adjusted EPS (2), (3)	$1.26	$1.43	$5.49	$5.64	$5.49	$5.64

(A)	FAS/CAS Adjustment	$(49)	$(87)	$(197)	$(197)	$(197)	$(197)
Tax effect (1)	17	30	69	69	69	69
After-tax impact	(32)	(57)	(128)	(128)	(128)	(128)
Diluted shares	308.6	315.8	307.0	305.0	307.0	305.0
Per share impact	$(0.10)	$(0.18)	$(0.42)	$(0.42)	$(0.42)	$(0.42)

(B)	eBorders settlement	$(181)	$—	$(181)	$(181)	$—	$—
Tax effect (actual at 27.7% blended global tax rate and guidance at 21% UK statutory rate)	50	—	38	38	—	—
After-tax impact	(131)	—	(143)	(143)	—	—
Diluted shares	308.6	—	307.0	305.0	—	—
Per share impact	$(0.42)	$—	$(0.47)	$(0.47)	$—	$—

(C)	Tax benefit of cash repatriation	$—	$(80)	$—	$—	$—	$—
Diluted shares	—	315.8	—	—	—	—
Per share impact	$—	$(0.25)	$—	$—	$—	$—

(D)	Expected IRS tax settlement	$—	$—	$(88)	$(88)	$(88)	$(88)
Diluted shares	—	—	307.0	305.0	307.0	305.0
Per share impact	$—	$—	$(0.29)	$(0.29)	$(0.29)	$(0.29)

Adjusted Income Non-GAAP Reconciliation
(In millions)	Three Months Ended
29-Mar-15	30-Mar-14
Income from continuing operations attributable to Raytheon Company common stockholders	$551	$589
FAS/CAS Adjustment (1)	(32)	(57)
eBorders settlement (tax effected at 27.7% blended global tax rate)	(131)	—
Tax benefit of cash repatriation	—	(80)
Adjusted Income (2), (4)	$388	$452

Adjusted Operating Margin Non-GAAP Reconciliation
2015 Guidance	Prior Guidance
Three Months Ended	Low end	High end	Low end	High end
29-Mar-15	30-Mar-14	of range	of range	of range	of range
Operating Margin	15.9%	14.3%	13.8%	14.0%	13.0%	13.2%
FAS/CAS Adjustment	(0.9)%	(1.6)%	(0.9)%	(0.9)%	(0.9)%	(0.9)%
eBorders settlement	(3.4)%	—%	(0.8)%	(0.8)%	—%	—%
Adjusted Operating Margin (2), (5)	11.5%	12.7%	12.1%	12.3%	12.1%	12.3%

(1)	Tax effected at 35% federal statutory tax rate.

(2)
These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company's financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and postretirement benefit (PRB) costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.

(3)
Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. Three Months Ended March 29, 2015 Adjusted EPS and 2015 Guidance Adjusted EPS excludes the after-tax favorable impact of the eBorders settlement. Three Months Ended March 30, 2014 Adjusted EPS excludes the $0.25 impact of a net tax benefit of approximately $80 million resulting from cash repatriation in connection with a transaction with a foreign subsidiary in January 2014. 2015 Guidance Adjusted EPS excludes the earnings per share impact of an expected IRS tax settlement related to 2014.

(4)
Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. Three Months Ended March 29, 2015 Adjusted Income excludes the after-tax favorable impact of the eBorders settlement as discussed above. Three Months Ended March 30, 2014 Adjusted Income excludes the net tax benefit, as discussed above.

(5)
Adjusted Operating Margin is defined as total operating margin excluding the margin impact of the FAS/CAS Adjustment and, from time to time, certain other items. Three Months Ended March 29, 2015 Adjusted Operating Margin excludes the favorable impact of the eBorders settlement as discussed above.